UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 14, 2010

APPLIED NATURAL GAS FUELS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-29735	88-0350286
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31111 Agoura Road
Suite 208
Westlake Village, California 91361
(Address of principal executive offices) (Zip Code)

214-613-0220
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 14, 2010, Applied Natural Gas Fuels, Inc. (the “Company,” “we” or “us”) appointed A. Bradley Gabbard to serve as our Chief Financial Officer and Principal Accounting Officer. Mr. Gabbard, age 55, has been with the Company since September 2009 as Vice President in charge of special projects. In June 2007, Mr. Gabbard became a co-managing member of MG Advisors, LLC, an advisory firm providing senior managerial and financial advisory services to energy companies. In this capacity, Mr. Gabbard provided consulting services to the Company from July 2008 through August 2009. Prior to that, Mr. Gabbard had been a co-founder of Metretek Technologies, Inc., now known as PowerSecure International, Inc., where he served in several positions, including Director, Executive Vice President, and Chief Financial Officer until his retirement from the Company in April 2007. Mr. Gabbard is a Certified Public Accountant and holds a Bachelor of Accountancy degree from the University of Oklahoma.

In connection with his appointment, we entered into an Employment Agreement with Mr. Gabbard. Under the terms of his employment agreement, we have agreed to employ Mr. Gabbard at an annual base salary of $225,000, subject to annual $25,000 bonus upon the achievement of certain EBITDA benchmarks and other discretionary bonuses, plus certain standard and customary fringe benefits. We have also granted to Mr. Gabbard an option to purchase 250,000 shares of our common stock at an exercise price of $0.58 per share, of which 62,500 shares of common stock were immediately exerciseable upon grant and the remaining 187,500 shares vest in four equal quarterly installments over a one year period. The complete terms and conditions of Mr. Gabbard’s employment are included within the Employment Agreement, a copy of which is included as an exhibit to this Current Report.

Item 8.01                      Other Events.

Effective May 14, 2010, we moved our corporate headquarters to 31111 Agoura Road, Suite 208, Westlake Village, California 91361.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                      Description

10.1	Employment Agreement, dated May 14, 2010, by and between the Company and A. Bradley Gabbard

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Natural Gas Fuels, Inc.

Date: May 20, 2010	By:	/s/ Cem Hacioglu
Cem Hacioglu
Chief Executive Officer